UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 2, 2006

OCEAN WEST HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-49971	71-087-6958
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Executive Park, Suite 250, Irvine, CA 92614

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (949) 861-2590

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 2, 2006, InfoByPhone, Inc. (d/b/a AskMeNow), a wholly-owned subsidiary of Ocean West Holding Corporation (the “Company”) entered into a Software License and Services Agreement (the “License Agreement”) with Expert System S.p.A. (“Expert”) (d/b/a Cogito Italia), a leading company in the market of semantic intelligence. AskMeNow acquired an exclusive worldwide (exclusive of Italy) technology license for the mobile communications industry for a methodology to enhance the search and indexing of information in databases. Cogito enables AskMeNow to transform the unstructured information available in website/databases into structured information made accessible for AskMeNow through Cogito’s natural language query. Cogito leverages advanced linguistic analysis and semantics to facilitate the understanding of data.

AskMeNow’s partnership with Expert combines the latest in mobile information technology and linguistics in an “intelligent” search service to deliver for the first time accurate answers to virtually any question on a mobile phone or PDA.

AskMeNow’s service combined with Cogito's technologies will enable the retrieval of information in spite of the presence or absence of keywords, misspellings, gender (masculine/feminine), tense (singular/plural), and mode (present/past/future/conjunctive/etc). Simply, users will be able to ask questions in their normal lexicon, which ensures the best possible answers and the highest level of expression.

AskMeNow was granted an exclusive worldwide (exclusive of Italy) license (the “License”) for the mobile communications industry to use the Cogito® Contract Mobile Product (the “Program”) and the Expert System Technology of Text Mining for standard and unstructured databases and natural language query and answer capability. Subject to required payments by the Company and minimum payments based on net revenues, AskMeNow shall maintain exclusively for the Term of the License Agreement. The Term commences when the program is delivered to AskMeNow. It will continue for 7 years from the conclusion of the start-up phase, which involves the installation, customization and integration of the Programming software, and the start-up phase will end on or before March 1, 2007.

AskMeNow has the right to terminate the License Agreement on 90 days’ prior written notice to Expert at any time after the consultation of the On-Going Support Phase. Expert has the right to terminate the License Agreement upon prior written notice if AskMeNow: (a) fails to make required and minimum payments to Expert; (b) materially breaches any provision of the License Agreement; (c) is the subject of bankruptcy or insolvency proceedings or ceases to do business; (d) undergoes a Change of Control (as defined); or (e) in years 4-7 of the License Agreement generates no more than 50% of the revenue necessary to meet minimum required payments to Expert. AskMeNow will be made a beneficiary of Expert’s escrow of its source code.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1    Software License and Services Agreement dated November 2, 2006 by and between Expert System S.p.A. (Expert) and InfoByPhone, Inc. Pursuant to a Confidential Treatment application filed with the SEC, certain confidential information has been redacted from this document and filed separately with the SEC.

99.1    Press Release dated November 6, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 8, 2006
OCEAN WEST HOLDING CORPORATION

	By:	/s/ Darryl Cohen
Darryl Cohen
Chief Executive Officer